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Exhibit 20.a

Fingerhut Master Trust
Series 1998-2

Fingerhut Receivables, Inc.
Securityholder's Statement
Monthly Report
December-02

	Class A	Class B	CTO	Class D	Total
(i) Invested Amount (Beginning of Month)	270,000,000.00	51,136,000.00	61,364,000.00	61,364,000.00	443,864,000.00

Security Principal Funds On Deposit	22,500,000.00				22,500,000.00

(ii) Security Principal Distributed	(22,500,000.00)	0.00	0.00	0.00	(22,500,000.00)

Invested Amount (End of Month)	247,500,000.00	51,136,000.00	61,364,000.00	61,364,000.00	421,364,000.00

(iii) Security Interest to be Distributed	1,284,937.50	277,412.80	121,193.90		1,683,544.20

Security Principal Distributed per $1,000	83.3333333	0.0000000	0.0000000

Security Interest Distributed per $1,000	4.7590278	5.4250000	1.9750000

(iv) Principal Collections	16,495,566.37	2,499,310.46	2,999,211.66	2,999,211.66	24,993,300.15
(v) Finance Collections	8,883,211.22	1,962,980.11	2,355,606.84	2,355,606.84	15,557,405.02
Recoveries	2,397,507.24	529,792.54	635,759.34	635,759.34	4,198,818.45
Interest Earnings on trust bank accounts	10,612.98	2,192.75	2,631.33	2,631.33	18,068.39

Total Finance Collections	11,291,331.44	2,494,965.40	2,993,997.51	2,993,997.51	19,774,291.86

Total Collections	27,786,897.81	4,994,275.86	5,993,209.17	5,993,209.17	44,767,592.01

(vi) Total Receivables in Trust					690,155,813.47

Aggregate Amount of Principal Receivables					573,175,398.01

(i) Original Security Amount	337,500,000.00	51,136,000.00	61,364,000.00	61,364,000.00	511,364,000.00

Invested Amount (End of Month)	247,500,000.00	51,136,000.00	61,364,000.00	61,364,000.00	421,364,000.00

Floating Allocation Percentage	39.2549996%	8.9215274%	10.7059724%	10.7059724%	69.5884718%

Fixed/Floating Allocation Percentage	58.8824993%	8.9215274%	10.7059724%	10.7059724%	89.2159715%

Average Daily Invested Amount	257,785,714.29	51,136,000.00	61,364,000.00	61,364,000.00	431,649,714.29

(vii) Receivable Delinquencies
Current				75.03%	517,845,601.75
30 Days to 59 Days				6.34%	43,777,706.87
60 Days to 89 Days				4.82%	33,288,379.41
90 Days and Over				13.80%	95,244,125.44

Total Receivables				100.00%	690,155,813.47

(viii) Aggregate Investor Default Amount					14,812,556.69

As a % of Average Daily Invested Amount (Annualized based on 365 days/year)					35.79%

(ix) Security Charge-Offs	0.00	0.00	0.00	0.00	0.00

(x) Servicing Fee	474,657.53	98,069.04	117,684.38	117,684.38	808,095.34

(xii) Unreimbursed Redirected Principal Collections		0.00	0.00	0.00	0.00

(xiii) Excess Funding Account Balance					0.00

(xiv) CTO Trigger Event Occurrence					None

CTO Reserve Amount					N/A

(xv) Number of New Accounts Added to the Trust					13

(xvi) Revolving Receivables Reserve Account Balance					$5,084,000.00

(xvii) Defeasance Funding Account Balance					0.00

'Average Net Portfolio Yield					11.99%

Minimum Base Rate					7.51%

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  Exhibit 20.a
Fingerhut Master Trust Series 1998-2